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                                                                  EXHIBIT 10.68


                        COMMON STOCK PURCHASE AGREEMENT


                  This COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of March 31, 2003 by and between Viragen, Inc., a Delaware corporation (the "Company") and Talisman Management Limited (the "Purchaser").

                  Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to them in Article 9.

                  WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall have the right to issue and sell to Purchaser from time to time as provided herein, and Purchaser shall be obligated to purchase up to $12,000,000 worth of shares of Common Stock subject to the terms herein; and

                  WHEREAS, such investments will be made by the Purchaser as statutory underwriter of a registered indirect primary offering of such Common Stock by the Company.

                  NOW, THEREFORE, in consideration of the foregoing premises, and the promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1

                       PURCHASE AND SALE OF COMMON STOCK

                  Section 1.1. Purchase and Sale of Stock. Upon the terms and subject to the conditions of this Agreement, the Company may sell and issue to the Purchaser and the Purchaser shall be obligated to purchase from the Company, up to an aggregate of $12,000,000 worth of shares of Common Stock (the "Commitment Amount") and the Warrant.

                  Section 1.2. Purchase Price and Initial Closing. In consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Company agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase from the Company that number of the Draw Down Shares to be issued in connection with each Draw Down. The execution and delivery of this Agreement and the other agreements referred to herein and the payment of the fees set forth in Article I of the Escrow Agreement, attached as Exhibit B hereto, (the "Initial Closing") shall take place at the offices of Feldman Weinstein LLP, 420 Lexington Avenue, Suite 2620, New York, New York 10170 (i) at 10:00 a.m. local time on March 31, 2003, or (ii) at such other time and place or on such date as the Purchaser and the Company may agree upon (the "Initial Closing Date"). Each party shall deliver all


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documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Initial Closing.

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

                  Section 2.1. Representation and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser, in each case except as set forth in the SEC Documents or in the Disclosure Letter prepared by the Company and delivered concurrently herewith or as contemplated by this Agreement:

                           (a) Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be so incorporated or in good standing or to have such corporate authority would not have a Material Adverse Effect. The Company does not have any subsidiaries and does not own or control more than fifty percent (50%) of any other business entity. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure so to qualify would not have a Material Adverse Effect.

                           (b) Authorization, Enforcement. (i) The Company has the requisite corporate power and corporate authority to enter into and perform its obligations under the Transaction Documents and to issue the Draw Down Shares, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required, and (iii) the Transaction Documents have been duly executed and delivered by the Company and shall constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

                           (c) Capitalization. The authorized capital stock of the Company is as set forth on the Disclosure Letter. All of the outstanding shares of the Common Stock have been duly and validly authorized and are fully paid and non-assessable. No shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of


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         capital stock of the Company. Furthermore, there are no contracts, commitments, understandings, or arrangements by which the Company is bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of Common Stock. The Company is not a party to any agreement granting registration rights to any person with respect to any of its equity or debt securities. The Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. The offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Initial Closing complied in all material respects with all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto which would have a Material Adverse Effect. The Company has made available to the Purchaser true and correct copies of the Company's certificate of incorporation as in effect on the date hereof (the "Charter"), and the Company's bylaws as in effect on the date hereof (the "Bylaws"). The Company has not received any notice from the Principal Market questioning or threatening the continued inclusion of the Common Stock on such market.

                           (d) Issuance of Shares. The Warrant Shares to be issued upon exercise of the Warrant have been duly authorized by all necessary corporate action and, when paid for and issued in accordance with the terms hereof and the Warrant shall be validly issued and outstanding, fully paid and non-assessable, and the Purchaser shall be entitled to all rights accorded to a holder of Common Stock, when the Warrant is exercised in accordance with its terms.

                           (e) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein do not and will not (i) violate any provision of the Company's Charter or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state or local statute, rule, regulation, order, judgment or decree (including any federal or state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound, except, in all cases, for such conflicts, defaults, termination, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. No consent, authorization or order of, or make any filing or registration with, any court or governmental agency is required by the Company in order for it to execute, deliver or perform any of its obligations under this Agreement, or issue and sell the Shares in accordance with the terms hereof (other than any filings which may be required to be made by the Company with the SEC, the Nasdaq Stock Market, Inc. or state securities administrators in connection with the Initial Closing and any registration statement which


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         may be filed pursuant hereto and such consents, authorizations, orders or filings which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect); provided, however, that for purpose of the representations made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Purchaser herein.

                           (f) SEC Documents, Financial Statements. The Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company has not provided to the Purchaser any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. As of their respective filing dates, the SEC Documents complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such documents, and, as of their respective filing dates after giving effect to the information disclosed and incorporated by reference therein, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements under GAAP and the published rules and regulations of the SEC. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim financial statements, except as may be permitted by the SEC on Form 10-Q under the Exchange Act), and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                           (g) Subsidiaries. The SEC Documents set forth each subsidiary of the Company, showing the jurisdiction of its incorporation or organization and showing the percentage of the Company's ownership of the outstanding stock or other interests of such subsidiary. For the purposes of this Agreement, "subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries. All of the issued and outstanding shares of capital stock of each subsidiary have been duly authorized and validly issued, and are fully paid and non-assessable. Neither the Company nor any subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any subsidiary or any


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         convertible securities, rights, warrants or options of the type described in the preceding sentence.

                           (h) No Material Adverse Effect. Since September 30, 2002, no change, event, circumstance, development or effect that would have a Material Adverse Effect has occurred with respect to the Company.

                           (i) No Undisclosed Liabilities. Since September 30, 2002, neither the Company nor any of its subsidiaries has incurred any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any subsidiary (including the notes thereto) in conformity with GAAP or which would be required to be disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's or its subsidiaries' respective businesses since such date and which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

                           (j) No Undisclosed Events or Circumstances. Since September 30, 2002, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in the SEC Documents and which individually or in the aggregate, do not or would not have a Material Adverse Effect.

                           (k) Indebtedness. The SEC Documents or the Disclosure Letter sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any subsidiary, or for which the Company or any subsidiary has commitments. For the purposes of this Agreement, "Indebtedness" shall mean (A) any liabilities for borrowed money or amounts owed in excess of $500,000 (other than trade accounts payable incurred in the ordinary course of business), (B) all guaranties, endorsements and contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (C) the present value of any lease payments in excess of $500,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any subsidiary is in default with respect to any Indebtedness.

                           (l) Title to Assets. Each of the Company and the subsidiaries has good and marketable title to all of its real and personal property reflected in the SEC Documents, free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for those that do not have a Material Adverse Effect. All said leases with respect to real property leased by the Company and each of its subsidiaries as set forth in the SEC Documents are valid and subsisting and in full force and effect.


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                           (m)      Actions Pending. As of the date hereof,
         there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets, except as would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any subsidiary.

                           (n) Compliance with Law. The Company and each of its subsidiaries has complied with and is not in violation of any applicable provision of any statute, law or regulation with respect to the conduct of its business except for failures to comply or violations that would not have a Material Adverse Effect and have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of their respective businesses as now being conducted by them except for franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, the failure to possess which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                           (o) Taxes. The Company and each subsidiary has filed all material Tax Returns which it is required to file under applicable laws and the Company or a subsidiary has paid all material Taxes due and owing by it or any subsidiary (whether or not such material Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authorities all material Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third parties; and since December 31, 2001, the charges, accruals and reserves for material Taxes with respect to the Company (including any provisions for deferred income taxes) reflected on the books of the Company are in the aggregate adequate to cover any material Tax liabilities of the Company if its current tax year were treated as ending on the date hereof.

                           No material written claim has been made by a taxing authority in a jurisdiction where the Company does not file tax returns that the Company or any subsidiary is or may be subject to taxation by that jurisdiction. Except as would not have a Material Adverse Effect, (i) to the best of the Company's knowledge there are no foreign, federal, state or local tax audits or administrative or judicial proceedings pending or being conducted with respect to the Company or any subsidiary; (ii) no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority; and, (iii) except as disclosed above, no written notice indicating an intent to open an audit or other review has been received by the Company or any subsidiary from any foreign, federal, state or local taxing authority.

                           For purposes of this Section 2.1(o):


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                           "Tax" or "Taxes" means federal, state, county,
                           local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

                           "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

                           (p) Certain Fees. No brokers, finders or financial advisory fees or commissions will be payable by the Company or any subsidiary with respect to the transactions contemplated by this Agreement.

                           (q) Operation of Business. The Company and each of the subsidiaries owns or possesses all patents, trademarks, service marks, trade names, copyrights, licenses and authorizations as set forth in the SEC Documents or on the Disclosure Letter hereto, and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted and, to the Company's knowledge, without any conflict with the rights of others.

                           (r) Insurance. The Company maintains insurance in such amounts and covering such risks as is adequate in all material respects for the conduct of its business and the value of its properties and as is customary for companies engaging in similar businesses and similar industries.

                           (s) Books and Records. The financial records of the Company and its subsidiaries accurately reflect in all material respects the information relating to the business of the Company and the subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any subsidiary.

                           (t) Material Agreements. Neither the Company nor any subsidiary is a party to any Material Agreement. Except as would not have a Material Adverse Effect, the Company and each of its subsidiaries has performed all the obligations required to be performed by them to date under the Material Agreements, have received no notice of default and, to the best of the Company's knowledge are not in default under any Material Agreement now in effect, the result of which would cause a Material Adverse Effect. No written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement of the Company or of any subsidiary limits the payment of dividends on the Common Stock.


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                           (u)      Transactions with Affiliates. There are no
         material loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions exceeding $100,000 between (A) the Company or any subsidiary on the one hand, and (B) on the other hand, any officer, employee, consultant or director of the Company, or any of its subsidiaries, or any person owning 5% or more of the capital stock of the Company or any subsidiary or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder.

                           (v) Securities Laws. The Company has complied in all material respects with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder. Neither the Company nor anyone acting on its behalf, directly or indirectly, has sold, offered to sell or solicited offers to buy the Shares or similar securities to, or solicited offers with respect thereto from, or entered into any preliminary conversations or negotiations relating thereto with, any person (other than the Purchaser), so as to bring the issuance and sale of the Shares under the registration provisions of the Securities Act and applicable state securities laws. Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Shares (except to the extent that the filing of the Registration Statement with the SEC may be so construed).

                           (w) Employees. Neither the Company nor any subsidiary has any collective bargaining arrangements or agreements covering any of its employees. Neither the Company nor any subsidiary is in breach of any employment contract, agreement regarding proprietary information, noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant to which the Company is a party, relating to the right of any officer, employee or consultant to be employed or engaged by the Company or such subsidiary, except for any such breach which would not reasonably be expected to have a Material Adverse Effect. Since September 30, 2002, no officer, consultant or key employee of the Company or any subsidiary whose termination, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any subsidiary.

                           (x) Absence of Certain Developments. Except as would not have a Material Adverse Effect, since September 30, 2002, neither the Company nor any subsidiary has:


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                                    (i)      issued any stock, bonds or other
                  corporate securities or any rights, options or warrants with respect thereto (other than pursuant to equity incentive plans or arrangements adopted by the Company);

                                    (ii)     borrowed any material amount or
                  incurred or become subject to any material liabilities (absolute or contingent) except liabilities incurred in the ordinary course of business;

                                    (iii)    discharged or satisfied any lien
                  or encumbrance or paid any material obligation or liability (absolute or contingent), other than liabilities paid in the ordinary course of business;

                                    (iv)     declared or made any payment or
                  distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

                                    (v)      suffered any material losses
                  (except for anticipated losses consistent with prior quarters) or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

                                    (vi)     made any material changes in
                  employee compensation except in the ordinary course of business and consistent with past practices;

                                    (vii)    made capital expenditures or
                  commitments therefor that aggregate in excess of $500,000;

                                    (viii)   entered into any other Material
                  Agreements, whether or not in the ordinary course of business;

                                    (ix)     suffered any material damage,
                  destruction or casualty loss, whether or not covered by insurance; or

                                    (x)      experienced any material problems
                  with labor or management in connection with the terms and conditions of their employment.

                           (aa) Acknowledgment Regarding the Purchaser's Purchase of Shares. Company acknowledges and agrees that the Purchaser is acting solely in the capacity of arm's length purchaser with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder.

                  Section 2.2. Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the Company:


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                           (a)      Organization and Standing of the Purchaser.
         The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands.

                           (b) Authorization and Power. The Purchaser has the requisite power and authority and financial resources to enter into and perform the Transaction Documents and to purchase the Shares being sold to it hereunder. The execution, delivery and performance of the Transaction Documents by the Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. The Transaction Documents have been duly executed and delivered by the Purchaser, and constitute valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application

                           (c) No Conflicts. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated herein do not and will not (i) violate any provision of the Purchaser's charter or bylaws,
         (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Purchaser is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Purchaser under any agreement or any commitment to which the Purchaser is a party or by which the Purchaser is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state or local statute, rule, regulation, order, judgment or decree (including any federal or state securities laws and regulations) applicable to the Purchaser or any of its subsidiaries or by which any property or asset of the Purchaser or any of its subsidiaries are bound, except, in all cases, for such conflicts, defaults, termination, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect on the Purchaser. No consent, authorization or order of, or make any filing or registration with, any court or governmental agency is required by the Purchaser in order for it to execute, deliver or perform any of its obligations under this Agreement, or purchase the Shares in accordance with the terms hereof.

                           (d) Financial Risks. The Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Shares and the Warrants and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation. The Purchaser is capable of evaluating the risks and merits of an investment in the Shares and the Warrants by virtue of its experience as an investor and its knowledge, experience, and sophistication in


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         financial and business matters and the Purchaser is capable of bearing the entire loss of its investment in the Shares and the Warrants.

                           (e) Accredited Investor. The Purchaser is an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

                           (f) General. The Purchaser understands that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the suitability of the Purchaser to acquire the Shares.

                           (g) Actions Pending. As of the date hereof, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Purchaser, threatened against the Purchaser which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant thereto. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Purchaser, threatened, against or involving the Purchaser, or any of their respective properties or assets, except as would not have a Purchaser Material Adverse Effect. Except as would not have a Purchaser Material Adverse Effect, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Purchaser.

                           (h)      Investment Intent. The Purchaser is
         acquiring the Shares and the Warrants as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such securities or any part thereof, without prejudice, however, to the Purchaser's right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of the Shares and the Warrants pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold the Shares or Warrants for any period of time.

                                   ARTICLE 3

                                   COVENANTS

                  The Company covenants with the Purchaser as follows:

                  Section 3.1. The Shares. As of the date of each applicable Draw Down Notice, the Company will have authorized and reserved, free of preemptive rights and other similar contractual rights of stockholders, a sufficient number of its authorized but unissued shares of its Common Stock to cover the Draw Down Shares to be issued in connection with such Draw Down requested under this Agreement. The Draw Down Shares to be issued under this Agreement, when paid for and issued in accordance with the terms hereof, shall be duly and validly issued and outstanding, fully paid and non-assessable, and the Purchaser shall be entitled to all rights accorded to a holder of Common Stock. Anything in this Agreement to the contrary notwithstanding, (i) at no time will the Company request a Draw Down which would result in the issuance of an aggregate number of shares of Common Stock pursuant to this Agreement which exceeds 19.9% of the number of shares of Common Stock issued and outstanding on the date hereof without first obtaining stockholder approval of such excess issuance, or such other amount as would require stockholder approval under rules of the Principal Market or otherwise without first obtaining stockholder approval of such excess issuance, and (ii) the Company may not make a Draw Down to the extent that such Draw Down exceeds 4.999% of the then outstanding shares of Common Stock.

                  Section 3.2. Securities Compliance. If applicable, the Company shall notify the Principal Market, in accordance with its rules and regulations, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares and the Warrants to the Purchaser.

                  Section 3.3. Registration and Listing. The Company will use its commercially reasonable best efforts to cause its Common Stock to continue to be registered under Section 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, will comply with all requirements related to any registration statement filed pursuant to this Agreement, and will not voluntarily take any action or file any document (whether or not permitted by the Securities Act or the Exchange Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company will use its commercially reasonable best efforts to continue the listing or trading of its Common Stock on the Principal Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market and shall provide the Purchaser's counsel with copies of any correspondence to or from such Principal Market which questions or threatens delisting of the Common Stock, within three
(3) Trading Days of the Company's receipt thereof.

                  Section 3.4. Escrow Arrangement. The Company and the Purchaser shall enter into an escrow arrangement with Feldman Weinstein LLP (the "Escrow Agent") in the form of Exhibit B hereto respecting payment against delivery of the Draw Down Shares.

                  Section 3.5. Registration Rights Agreement. The Company and the Purchaser shall enter into the Registration Rights Agreement in the Form of Exhibit A hereto. Before the Purchaser shall be obligated to accept a Draw Down request from the Company, the Company shall have caused a sufficient number of shares of Common Stock to be registered to cover the Draw Down Shares to be issued in connection with such Draw Down.

                  Section 3.6. Accuracy of Registration Statement.On each Settlement Date, the Registration Statement and the prospectus therein shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made; and on such Settlement Date the Registration Statement and the prospectus therein will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement and the prospectus therein in reliance upon and in conformity with the information furnished in writing to the Company by the Purchaser specifically for inclusion in the Registration Statement and the prospectus therein.

                  Section 3.7. Compliance with Laws. The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which would reasonably be expected to have a Material Adverse Effect.

                  Section 3.8. Keeping of Records and Books of Account. The Company shall keep and cause each subsidiary to keep adequate records and books of account, in which entries that are complete in all material respects will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

                  Section 3.9. Notice of Certain Events Affecting Registration; Suspension of Right to Request a Draw Down. THE COMPANY WILL PROMPTLY NOTIFY THE PURCHASER IN WRITING UPON THE OCCURRENCE OF ANY OF THE FOLLOWING EVENTS IN RESPECT OF THE REGISTRATION STATEMENT OR RELATED PROSPECTUS IN RESPECT OF THE SHARES: (i) receipt of any request for additional information from the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement the response to which would require any amendments or supplements to the Registration Statement or related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;
(iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction in which the Purchaser is entitled to sell the Shares hereunder or the receipt of notice with respect to the initiation of any proceeding for such purpose; (iv) becoming aware that any statement made in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference is untrue in any material respect or requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company's determination that the filing of a post-effective amendment to or withdrawal of the Registration Statement is required. The Company shall not deliver to the Purchaser any Draw Down Notice during the continuation of any of the foregoing events. The Company shall promptly make available to the Purchaser any such supplements or amendments to the related prospectus, at which time, provided that the registration statement and any supplements and amendments thereto are then effective, the Company may recommence the delivery of Draw Down Notices.

                  Section 3.10. Consolidation; Merger. The Company shall not, at any time prior to the termination of this Agreement, effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all of the assets of the Company to, another entity (a "Consolidation Event") unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument or by operation of law the obligation to deliver to the Purchaser such shares of Common Stock and/or securities as the Purchaser is entitled to receive pursuant to this Agreement.

                  Section 3.11. Non-Public Information. The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide the Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

                  The Purchaser covenants with the Company as follows:

                  Section 3.12. Prospectus Delivery Requirements. The Purchaser agrees that it will, whenever required by federal securities laws, deliver the Prospectus included in the Registration Statement to any purchaser of Draw Down Shares from the Purchaser in such manner as is required under the federal securities laws.

                                   ARTICLE 4

                  CONDITIONS TO INITIAL CLOSING AND DRAW DOWNS

                  Section 4.1. Conditions Precedent to the Obligation of the Company and to Sell the Shares. The obligation hereunder of the Company to proceed to close this Agreement and to issue and sell the Shares to the Purchaser is subject to the satisfaction or waiver, at or before the Initial Closing, and as of each Settlement Date of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company in writing at any time in its sole discretion.

                           (a) Accuracy of the Purchaser's Representations and Warranties. The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made and as of the Initial Closing and as of each Settlement Date as though made at that time (except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such dates).

                           (b) Performance by the Purchaser. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Initial Closing and as of each Settlement Date.

                           (c)      No Injunction. No statute, rule,
         regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                           (d) No Proceedings or Litigation. No material action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced against the Purchaser or the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary, seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

                  Section 4.2. Conditions Precedent to the Obligation of the Purchaser to Close. The obligation hereunder of the Purchaser to perform its obligations under this Agreement and to purchase the Shares is subject to the satisfaction or waiver, at or before the Initial Closing, of each of the conditions set forth below. These conditions are for the Purchaser's sole benefit and may be waived by the Purchaser in writing at any time in its sole discretion.

                           (a) Accuracy of the Company's Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Initial Closing as though made at that time (except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date).

                           (b) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all material covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Initial Closing.

                           (c)      No Injunction. No statute, rule,
         regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                           (d) No Proceedings or Litigation. No material action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, against the Purchaser or the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

                           (e) Opinion of Counsel, Etc. At the Initial Closing, the Purchaser shall have received an opinion of counsel to the Company, dated as of the Initial Closing Date, in the form of Exhibit C hereto.

                           (f) Warrants. On the Initial Closing Date, the Company shall issue to the Purchaser a warrant to purchase up to 12,000,000 shares of Common Stock (the "Warrants"). The Warrants shall be exercisable for the period of 5 years beginning immediately upon issuance. The exercise price of the Warrants shall be $0.10, subject to adjustment therein. The Warrants shall be in the form of Exhibit E hereto.

                  Section 4.3. Conditions Precedent to the Obligation of the Purchaser to Accept a Draw Down and Purchase the Shares. The obligation hereunder of the Purchaser to accept a Draw Down request and to acquire and pay for the Shares is subject to the satisfaction at or before each Settlement Date, of each of the conditions set forth below.

                           (a) Satisfaction of Conditions to Initial Closing. The Company shall have satisfied at the Initial Closing, or the Purchaser shall have waived at the Initial Closing, the conditions set forth in Section 4.2 hereof

                           (b) Effective Registration Statement. The Registration Statement registering the Shares to be delivered in connection with the applicable Draw Down shall have been declared effective by the SEC and shall remain effective during the applicable Draw Down Pricing Period and on the applicable Settlement Date.

                           (c) No Suspension. Trading in the Common Stock shall not have been suspended by the SEC or the Principal Market (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the delivery of each Draw Down Notice), and, at any time prior to such Draw Down Notice, trading in securities generally as reported on the Principal Market shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported on the Principal Market unless the general suspension or limitation shall have been terminated prior to the delivery of such Draw Down Notice.

                           (d) Material Adverse Effect. No Material Adverse Effect and no Consolidation Event where the successor entity has not agreed to deliver to the Purchaser such shares of stock and/or securities as the Purchaser is entitled to receive pursuant to this Agreement, such occurrences to be determined in accordance with
         Section 8.9 herein.

                           (e) Opinion of Counsel. The Purchaser shall have received a "bring-down" letter from the Company's counsel, confirming that there is no change from the counsel's previously delivered opinion, or else specifying with particularity the reason for any change and an opinion as to the additional items specified in Exhibit C hereto.

                                   ARTICLE 5

                                DRAW DOWN TERMS

                  Section 5.1. Draw Down Terms. Subject to the satisfaction of the conditions set forth in this Agreement, the parties agree as follows:

                           (a) The Company may, in its sole discretion, issue and exercise draw downs against the Commitment Amount (each a "Draw Down") during the Commitment Period, which Draw Downs the Purchaser shall be obligated to accept, subject to the terms and conditions herein.

                           (b) Only one Draw Down shall be allowed in each Draw Down Pricing Period and the Company may not exercise a Draw Down until the applicable Trading Cushion has elapsed since the end of the previous Draw Down Pricing Period. The number of shares of Common Stock purchased by the Purchaser with respect to each Draw Down shall be determined as set forth in Section 5.1(e) herein and settled on or before the 3rd Trading Day immediately after the Draw Down Pricing Period (each such settlement period and each such settlement date referred to as a "Settlement Period" and a "Settlement Date", respectively).

                           (c) In connection with each Draw Down Pricing Period, the Company may set the Threshold Price in the Draw Down Notice.

                           (d) The minimum Investment Amount for any Draw Down shall be $50,000 and the maximum Investment Amount as to each Draw Down shall be equal to the lesser of (i) $400,000 and (ii) 2.5% of the average of the VWAPs for the 60 Trading Days immediately prior to the applicable Commencement Date (defined below) multiplied by the total aggregate trading volume in respect of the Common Stock for such period. Notwithstanding anything herein to the contrary, in the event the minimum Investment Amount is greater than the maximum Investment Amount, as to such Draw Down only, such minimum Investment Amount shall equal the maximum Investment Amount, but in no event shall the minimum Investment Amount be less than $25,000, such that if the maximum Investment Amount is less than $25,000, then the Company shall be precluded from exercising a Draw Down at such time.

                           (e) The number of Shares of Common Stock to be issued on each Settlement Date shall be a number of shares equal to the sum of the quotients (for each Trading Day within the Draw Down Pricing Period) of (x) 1/10th of the Investment Amount, and (y) the Purchase Price on each Trading Day within the Draw Down Pricing Period, subject to the following adjustments:

                                    (i)      if the VWAP on a given Trading Day
                  is less than the Threshold Price, then that portion of the Investment Amount to be paid on the immediately pending Settlement Date shall be reduced by 1/10th of the Investment

                  Amount and such Trading Day shall be withdrawn from the Draw Down Pricing Period; and

                                    (ii)     if during any Trading Day during
                  the Draw Down Pricing Period trading of the Common Stock on the Principal Market is suspended for more than 3 hours, in the aggregate, or if any Trading Day during the Draw Down Pricing Period is shortened because of a public holiday, then that portion of the Investment Amount to be paid on the immediately pending Settlement Date shall be reduced by 1/10th of the Investment Amount for each such suspension and such Trading Days shall be withdrawn from the Draw Down Pricing Period; and

                                    (iii)    if during any Trading Day during
                  the Draw Down Pricing Period sales of Draw Down Shares pursuant to the Registration Statement are suspended by the Company in accordance with Sections 3(d) or 5(e) of the Registration Rights Agreement for more than three (3) hours, in the aggregate, then that portion of the Investment Amount to be paid on the immediately pending Settlement Date shall be reduced by 1/10th of the Investment Amount and such Trading Days shall be withdrawn from the Draw Down Pricing Period.

                           (f) The Company must inform the Purchaser by delivering a draw down notice, in the form of Exhibit D hereto (the "Draw Down Notice"), via facsimile transmission in accordance with
         Section 8.5 as to the amount of the Draw Down (the "Investment Amount") the Company wishes to exercise. The Draw Down Notice shall also inform the Purchaser the first day of the Draw Down Pricing Period (the "Commencement Date"); provided; however, if the Commencement Date shall be the date on which the Draw Down Notice is delivered, the Draw Down Notice must delivered to the Purchaser at least 1 hour before trading commences on such Trading Day date. At no time shall the Purchaser be required to purchase more than the maximum Investment Amount for a given Draw Down Pricing Period.

                           (g) On or before each Settlement Date, the Shares purchased by the Purchaser shall be delivered to The Depository Trust Company ("DTC") on the Purchaser's behalf. Upon the Company electronically delivering whole shares of Common Stock to the Purchaser or its designees via DTC through its Deposit Withdrawal Agent Commission ("DWAC") system prior to 1:00 p.m. ET, the Purchaser shall wire transfer immediately available funds equal to the Investment Amount, as may be adjusted pursuant to Section 5.1(e), to the Company's designated account on such day. Upon the Company electronically delivering whole shares of Common Stock to the Purchaser or its designee's DTC account via DWAC after 1:00 p.m. ET, the Purchaser shall wire transfer next day available funds to the Company's designated account on such day. In the event that either party elects to use the Escrow Agent, the Shares shall be credited by the Company to the DTC account designated by the Purchaser via DWAC upon receipt by the Escrow Agent of payment for the Draw Down Shares into the Escrow Agent's master escrow account and notice to the Company thereof, all as further set forth in the Escrow

         Agreement. The Escrow Agent shall be directed to pay the purchase price to the Company.

                           (h) The Company understands that a delay in the delivery of the Draw Down Shares into the Purchaser's DTC account beyond 5 Trading Days after the dates set forth herein or in the Escrow Agreement, as may be applicable, could result in economic loss to the Purchaser. Notwithstanding anything herein to the contrary, as compensation to the Purchaser for such loss, the Company agrees to pay late payments to the Purchaser for late delivery after 5 Trading Days from such dates in accordance with the following schedule (where "No. Trading Days Late" is defined as the number of Trading Days beyond 5 Trading Days from the dates set forth herein or in the Escrow Agreement, as applicable, on which such Draw Down Shares are to be delivered into the Purchaser's DTC account via the DWAC system):

                  No. Trading Days Late       Late Payment for Each
                                              $5,000 of Draw Down Shares
                                              Being Purchased

                  1                           $50
                  2                           $100
                  3                           $150
                  4                           $200
                  5                           $250
                  6                           $300
                  7                           $350
                  8                           $400
                  9                           $450
                  10                          $500
                  More than 10                $500 + $100 for each Trading Day
                                              Late beyond 10 Trading Days


                  The Company shall pay any payments incurred under this
Section 5.1(h) in immediately available funds upon demand. Nothing herein shall limit the Purchaser's right to pursue injunctive relief and/or actual damages for the Company's failure to issue and deliver the Draw Down Shares to the Company.

                                   ARTICLE 6

                                  TERMINATION

                  Section 6.1. Term. The term of this Agreement shall begin on the date hereof and shall end 36 months from the Effective Date or as otherwise set forth in Section 6.2.

                  Section 6.2.      Other Termination.

                           (a) This Agreement shall terminate upon one (1) Trading Day's notice if (i) an event resulting in a Material Adverse Effect has occurred and has not been cured for a period of ninety (90) days after giving notice thereof, (ii) the Common Stock is de-listed from the Principal Market unless such de-listing is in connection with a subsequent listing on another Principal Market, or (iii) the Company files for protection from creditors under any applicable law.

                           (b) The Company may terminate this Agreement upon 5 Trading Day's notice if the Purchaser shall fail to fund a properly noticed Draw Down within 5 Trading Days of the end of the applicable Settlement Period.

                  Section 6.3. Effect of Termination. In the event of termination of this Agreement pursuant to Section 6.2 herein, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Section 6.1 or 6.2 herein, this Agreement shall become void and of no further force and effect, except for Sections 8.1, 8.2 and 8.9, and Article 7 herein, which shall survive the termination of this Agreement. Nothing in this Section 6.3 shall be deemed to release the Company or the Purchaser from any liability for any breach under this Agreement, or to impair the rights of the Company or the Purchaser to compel specific performance by the other party of its obligations under this Agreement.

                                   ARTICLE 7

                                INDEMNIFICATION

                  Section 7.1.      General Indemnity.

                           (a) The Company agrees to indemnify and hold harmless the Purchaser (and its directors, officers, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) ("Damages") incurred by the Purchaser as a result of any breach of the representations, warranties or covenants made by the Company herein.

                           (b) The Purchaser agrees to indemnify and hold harmless the Company and its directors, officers, affiliates, agents, successors and assigns from and against any and all Damages) incurred by the Company as result of any breach of the representations, warranties or covenants made by the Purchaser herein. Notwithstanding anything to the contrary herein, the Purchaser shall be liable under this Section 7.1(b) for only that amount as does not exceed the gross proceeds to the Purchaser as a result of the sale of the Shares.

                           (c) An indemnifying party shall not be liable under this Article 7 to the extent that it is finally judicially determined that such Damages resulted or arose from the breach by the Indemnified Party of any representation or warranty of the Indemnified Party contained in this Agreement or the willful misconduct or gross negligence of the Indemnified Party.

                  Section 7.2. Indemnification Procedure. Any party entitled to indemnification under this Article 7 (an "Indemnified Party") will give prompt written notice to the indemnifying party of any matters giving rise to a claim for indemnification, describing the claim in reasonable detail; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article 7 except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an Indemnified Party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. In the event that the indemnifying party advises an Indemnified Party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, the Indemnified Party of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnified Party's costs (including reasonable attorneys' fees, charges and disbursements) and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be Damages subject to indemnification hereunder. The Indemnified Party shall cooperate fully with the indemnifying party in connection with any settlement negotiations or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party, which relates to such action or claim. The indemnifying party shall keep the Indemnified Party apprised as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Article 7 to the contrary, the indemnifying party shall not, without the Indemnified Party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim. The indemnification required by this Article 7 shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, within ten (10) Trading Days of written notice thereof to the indemnifying party so long as the Indemnified Party irrevocably agrees to refund such moneys, with interest, if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the Indemnified Party against the indemnifying party or others, and (b) any liabilities to which the indemnifying party may be subject.

                                   ARTICLE 8

                                 MISCELLANEOUS

                  Section 8.1. Fees and Expenses. Each of the parties to this Agreement shall pay its own fees and expenses related to the transactions contemplated by this Agreement; except that, the Company shall pay, on the date of the first Settlement Date, a non-accountable expense allowance of $35,000 for the Purchaser's, administrative, legal and due diligence costs and expenses and any other additional fees as set forth in the Escrow Agreement. The Company shall pay all stamp or other similar taxes and duties levied in connection with issuance of the Shares pursuant hereto.

                  Section 8.2. Tax Withholding. Notwithstanding any other provision in this Agreement, the Company shall have the right to withhold from any amounts payable by the Company any Taxes required by law to be withheld.

                  Section 8.3. Specific Enforcement. The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

                  Section 8.4. Entire Agreement; Amendment. The Transaction Documents contain the entire understanding of the parties with respect to the matters covered in the Transaction Documents. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought and no condition to closing any Draw Down in favor of the Purchaser may be waived by the Purchaser.

                  Section 8.5. Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be as set forth on the signature pages hereto. Any party hereto may from


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
time to time change its address for notices by giving written notice of such changed address to the other party hereto in accordance herewith.

                  Section 8.6. Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

                  Section 8.7. Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

                  Section 8.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The parties hereto may not amend this Agreement or any rights or obligations hereunder without the prior written consent of the Company and the Purchaser. This Agreement may not be assigned by either party without the prior written consent of the other party.

                  Section 8.9. No Third Party Beneficiaries.This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

                  Section 8.10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions. The Company and the Purchaser agree to exclusively submit themselves to the in personam jurisdiction of the state and federal courts situated within the Southern District of the State of New York with regard to any controversy arising out of or relating to this Agreement. Any party shall have the right to seek injunctive relief from any court of competent jurisdiction in any case where such relief is available.

                  Section 8.11. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution may be made by delivery by facsimile.

                  Section 8.12. Publicity. Neither the Company nor the Purchaser shall issue any press release or otherwise make any public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement, without the prior written consent of the other party. Within 1 Trading Day after the Initial Closing, the Company may issue a press release or otherwise make a public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement; provided, however, that prior to issuing any such press release, making any such public statement or announcement, the Company obtains the prior consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

                  Section 8.13. Severability. The provisions of this Agreement are severable and, in the event that The Board of Arbitration or any court or officials of any regulatory agency of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible, so long as such construction does not materially adversely affect the economic rights of either party hereto.

                  Section 8.14. Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

                                   ARTICLE 9

                                  DEFINITIONS

                  Section 9.1.      Certain Definitions.

                           (a) "Affiliate" shall mean any person who is an "affiliate" of the applicable party within the meaning of Rule 405 promulgated under the Securities Act.

                           (b) "Commencement Date" shall have the meaning assigned to such term in Section 5.1(f) hereof.

                           (c) "Commitment Amount" shall have the meaning assigned to such term in Section 1.1 hereof.

                           (d) "Commitment Period" shall mean the period of 24 consecutive months commencing immediately after the Effective Date.

                           (e) "Common Stock" shall mean the Company's common stock, $0.01 par value per share.

                           (f) "Consolidation Event" shall mean a sale of all or substantially all of the Company's assets or a merger pursuant to which the holders of the voting securities of the Company prior to the merger do not own a majority of the voting securities of the surviving entity.

                           (g) "Disclosure Letter" shall mean the separate disclosure letter prepared by the Company and delivered concurrently herewith.

                           (h) "Draw Down" shall have the meaning assigned to such term in Section 5.1(a) hereof.

                           (i) "Draw Down Notice" shall have the meaning assigned to such term in Section 5.1(f) hereof.

                           (j) "Draw Down Pricing Period" shall mean a period of 10 consecutive Trading Days beginning on the date specified in the Draw Down Notice; provided, however, the Draw Down Pricing Period shall not begin before the day on which receipt of such notice is delivered to Purchaser pursuant to Section 8.5 herein.

                           (k) "Draw Down Shares" shall mean the shares of Common Stock issuable pursuant to a Draw Down.

                           (l) "DTC" shall have the meaning assigned to such term in Section 5.1(g).

                           (m) "DWAC" shall have the meaning assigned to such term in Section 5.1(g).

                           (n) "Effective Date" shall mean the date the Registration Statement of the Company covering the Shares being subscribed for hereby is declared effective by the SEC.

                           (o) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                           (p)      "GAAP" shall mean the United States
         Generally Accepted Accounting Principles as those conventions, rules and procedures are determined by the Financial Accounting Standards Board and its predecessor agencies.

                           (q) "Initial Closing" shall have the meaning assigned to such term in Section 1.2 hereof.

                           (r) "Initial Closing Date" shall have the meaning assigned to such term in Section 1.2 hereof.

                           (s) "Investment Amount" shall have the meaning assigned to such term in Section 5.1(f) hereof.

                           (t) "Material Adverse Effect" shall mean any adverse effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its material obligations under this Agreement or the Registration Rights Agreement.

                           (u) "Material Agreement" shall mean any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which is required to be filed with the SEC pursuant to Item 601(b)(10) of Regulation S-K as an exhibit to any of the SEC Documents.

                           (v) "Principal Market" shall mean initially the American Stock Exchange, and shall include the Nasdaq National Market, the Nasdaq SmallCap Market and the New York Stock Exchange if the Company becomes listed and trades on such market or exchange after the date hereof.

                           (w) "Purchase Price" shall mean, with respect to Draw Down Shares purchased during each applicable Settlement Period, 85% of the VWAP on the corresponding date during the Draw Down Pricing Period.

                           (x) "Purchaser Material Adverse Effect" shall mean any adverse effect on the business, operations, prospects or financial condition of the Purchaser that is material and adverse to the Purchaser and/or any condition, circumstance or situation that would prohibit or otherwise materially interfere with the ability of the Purchaser to perform any of its material obligations under this Agreement or the Registration Rights Agreement.

                           (y) "Registration Statement" shall mean the registration statement under the Securities Act, to be filed with the Securities and Exchange Commission for the registration of the Shares pursuant to the Registration Rights Agreement attached hereto as Exhibit A (the "Registration Rights Agreement).

                           (z)      "SEC" shall mean the Securities and
         Exchange Commission.

                           (aa) "SEC Documents" shall mean all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(c) of the Exchange Act, in each case, together with all exhibits, supplements, amendments and schedules thereto, and all documents incorporated by reference therein.

                           (bb) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                           (cc) "Settlement" shall mean the delivery of the Draw Down Shares into the Purchaser's DTC account via DTC's DWAC system in exchange for payment therefor.

                           (dd) "Settlement Date" shall have the meaning assigned to such term in Section 5.1(b).

                           (ee) "Settlement Period" shall have the meaning assigned to such term in Section 5.1(b).

                           (ff) "Shares" shall mean, collectively, the Draw Down Shares and the Warrant Shares.

                           (gg) "Threshold Price" shall mean the price per Share designated by the Company as the lowest VWAP during any Draw Down Pricing Period at which the Company shall sell its Common Stock in accordance with this Agreement.

                           (hh) "Trading Cushion" (ii) shall mean the mandatory 5 Trading Days between Draw Down Pricing Periods.

                           (jj) "Trading Day" shall mean any day on which the Principal Market is open for business.

                           (kk) "Transaction Documents" shall mean this Agreement, the Registration Rights Agreement and the Escrow Agreement.

                           (ll) "VWAP" shall mean, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Principal Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Principal Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. ET to 4:02 p.m. Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on a Principal Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers.

                           (mm) "Warrants" shall mean the warrants issued to the Purchaser pursuant to Section 4.2(f) hereof.

                           (nn) "Warrant Shares" shall mean the shares of Common Stock issuable upon exercise of the Warrants.


                            [SIGNATURE PAGE FOLLOWS]

              [SIGNATURE PAGE TO COMMON STOCK PURCHASE AGREEMENT]


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of this 31st day of March, 2003.


                                    VIRAGEN, INC.

                                    By: /s/ Dennis W. Healey
                                        ---------------------------------------
                                        Name: Dennis W. Healey
                                        Title: Executive Vice President and
                                        Chief Financial Officer

                                    Address for Notice:
                                    865 SW 78th Avenue, Suite 100
                                    Plantation, Florida 33324
                                    Attn: Dennis W. Healey
                                    Tel: (954) 233-8746
                                    Fax: (954) 233-1412

With a copy to:
(which shall not constitute
notice)                             James M. Schneider, Esq.
                                    Adorno & Yoss, P.A.
                                    350 E. Las Olas Boulevard, Suite 1700
                                    Fort Lauderdale, FL 33301
                                    (954) 763-1200
                                    (954) 766-7858 (Direct)
                                    (954) 766-7800 (Fax)
                                    jschneider@adorno.com
                                    Secretary (Beverly) bbryan@adorno.com


PURCHASER:


Address:                            TALISMAN MANAGEMENT LIMITED
PO Box 175
12-14 Finch Road, Douglas           By: /s/ Gordon J. Mundy
Isle of Man IM99 1TT                   ----------------------------------------
Attn: Gordon Mundy or                  Name: Gordon J. Mundy
      Rosemary Marr                    Title: Director
Fax: 44 1624 620588


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